Exhibit 5.1

Michael E. Tenta

+1 650 843 5636

mtenta@cooley.com

June 20, 2019

Personalis, Inc.

1330 O’Brien Drive

Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as counsel to Personalis, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 4,569,356 shares of common stock, par value $0.0001 per share (the “Common Stock” and such shares, the “2011 EIP Shares”) issuable pursuant to the Company’s 2011 Equity Incentive Plan, as amended, (the “2011 EIP”) (b) 2,726,681 shares of Common Stock (the “2019 EIP Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”) and (c) 250,000 shares of Common Stock (together with the 2011 EIP Shares and the 2019 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the Company’s 2011 EIP and 2019 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Personalis, Inc.

June 20, 2019

Page Two

Sincerely,

Cooley LLP

By:	/s/ Michael Tenta
Michael E. Tenta

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com